January 12, 2009

Mr. David M. Strong
700 Franklin Street
Denver, CO  80218

Dear David:

    This letter amends our earlier Third Amended and Restated Agreement dated as of October 19, 2004, as amended by the Amendment thereto dated as of March 8, 2006 (collectively, the “Agreement”).  The provisions set forth in this letter are effective as of January 1, 2009.  Except as amended as set forth in this letter, the Agreement remains in full force and effect.  All defined terms set forth in the Agreement and not otherwise defined in this letter have the meanings assigned to them in the Agreement.

1.
Section 2 of the Agreement is amended to read in its entirety as follows:

"2.  Employment Term.  The term of employment will continue on a month-to-month basis, beginning January 1, 2009, with employment renewing each month until the earlier of (i) July 31, 2009 or (ii) the end of the month in which the Company completes sales of all condominium units owned by the Company at the Gold Peak Project.”

2.
Section 3(a) of the Agreement is amended to read in its entirety as follows:

“(a) Base Salary.  The Company shall pay to the Executive a monthly base salary of $18,750.  All such compensation shall be paid bi-weekly or at such other regular intervals, not less frequently than monthly, as the Company may establish from time to time for executive officers of the Company.”

3.	Section 3(b) of the Agreement is amended to read in its entirety as follows:

“(b) Base Bonus.  In addition to the compensation set forth elsewhere in this Agreement, the Executive will be entitled to a cash bonus of $98,438 upon the sale of all condominium units owned by the Company at the Gold Peak Project; provided that such sell out occurs on or prior to July 31, 2009.”

4.
Section 3(g) of the Agreement is amended by adding the following at the end thereof:

“As of December 23, 2008, an aggregate of $427,000 of the Gold Peak Bonus has been paid to the Executive by the Company, comprised of (i) $237,000 of the total potential Gold Peak unit sale bonus of $259,000 and (ii) $190,000 of the profits participation bonus, calculated at 5% of profits in excess of $8,259,000.  The Executive acknowledges such payment and understands that such payment is an advance based on the Company’s current projections of such Gold Peak Bonus, and that any excess may be credited against future payments under this Agreement.”  Executive also acknowledges that the $449,000 payment due to him under the Agreement at December 31, 2008 was also paid as of December 23, 2008.

5.	Sections 3(k) and 3(l) of the Agreement are hereby deleted in their entirety and the following is substituted in lieu thereof: “(k) [Intentionally Omitted.] (l) [Intentionally Omitted.]”

6.
Section 6(a) of the Agreement is amended to read in its entirety as follows:

“(a) If the Executive shall die during the term of this Third Amended and Restated Agreement, this Third Amended and Restated Agreement shall be deemed to have been terminated as of the date of the Executive's death, and the Company shall pay to the legal representative of the Executive's estate all monies due hereunder prorated through the last day of the month during which the Executive shall have died.”

7.
Section 6(b) of the Agreement is amended to read in its entirety as follows:

“(b) If the Executive shall fail, because of illness or incapacity, to render the services contemplated by this Third Amended and Restated Agreement for six consecutive months or for shorter periods aggregating nine months in any calendar year, the Company may determine (as set forth in subsection (d) below) that the Executive has become disabled. If within thirty (30) days after the date on which written notice of such determination is given to the Executive, the Executive shall not have returned to the continuing full-time performance of his duties hereunder, this Third Amended and Restated Agreement and the employment of the Executive hereunder shall be deemed terminated and the Company shall pay to the Executive all monies due hereunder prorated through the last day of the month during which such termination shall occur.”

Please acknowledge your agreement to the foregoing by signing this letter in the space indicated and returning it to my attention.

Very truly yours, REIS, INC.
	By:	/s/ Jeffrey H. Lynford
Name: Jeffrey H. Lynford Title: Chairman

ACCEPTED AND AGREED TO: /s/ David M. Strong
David M. Strong